Exhibit 3.i

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TEKNI-PLEX, INC.

TEKNI-PLEX, INC. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST:  The present name of the Corporation is TEKNI-PLEX, INC., and the name under which the Corporation was originally incorporated is TP ACQUISITION COMPANY, INC.  The date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is March 15, 1994.

SECOND:  This Fourth Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Sections 141, 228, 242 and 245 of the DGCL, and amends and restates all provisions of all of the Corporation’s prior Amended and Restated Certificates of Incorporation filed with the Secretary of State of the State of Delaware prior to May 30, 2008.

THIRD:  The certificate of incorporation of the Corporation, as amended and restated in its entirety herein, shall henceforth read as follows:

1.  Name.  The name of the corporation is TEKNI-PLEX, INC. (the “Corporation”).

2.  Address; Registered Office and Agent.  The address of the Corporation’s registered office in the State of Delaware is: 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of its registered agent at such address is The Company Corporation.

3.  Purposes.  The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.  Capital Stock.

4.1  Definitions.  As used in this Section 4, the following terms have the following definitions:

4.1.1  “Board of Directors” shall mean the board of directors of the Corporation.

4.1.2  “By-Laws” shall mean the By-Laws of the Corporation.

4.1.3  “Common Stock” is defined in Section 4.2.

4.1.4  “Stockholders” shall mean holders of Common  Stock.

4.2  Authorized Shares.  The total number of shares of capital stock that the Corporation shall have authority to issue is ten million (10,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”).

The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below.

4.3  Dividends.  The holders of outstanding shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor.  The right to receive dividends on such shares shall not be cumulative, and no right to such dividends shall accrue to holders of Common Stock by reason of the fact that dividends on such shares are not declared or paid in any calendar year or other period.

4.4  Voting.

4.4.1  Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

4.4.2  Election of Directors.  Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

5.  Indemnification and Limitation of Liability.

5.1  Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 5.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.

5.2  Prepayment of Expenses.  Subject to the following sentence, the Corporation shall pay any expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such Covered Person to repay all amounts advanced if it shall ultimately be determined that the Covered Person is not entitled to be indemnified by the Corporation under this Section 5 or otherwise.  The Corporation may, by action of its Board of Directors, provide for the payment of such expenses incurred by persons who are Covered Persons solely by virtue of their being employees or agents as it deems appropriate.

5.3  Claims.  If a claim for indemnification or advancement of expenses under this Section 5 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

5.4  Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Section 5 shall not be deemed exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of the Corporation’s certificate of incorporation, By-Laws, agreement, vote of shareholders or disinterested directors or otherwise.  All rights to indemnification and to the advancement of expenses under this Section 5 shall be deemed to be provided by a contract between the Corporation and the director, officer, employee or agent who serves in such capacity at any time while this Fourth Amended and Restated Certificate of Incorporation and any other relevant provisions of the DGCL and any other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

5.5  Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

5.6  Limitation of Liability.  To the fullest extent permitted under applicable law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director.  Any amendment or repeal of the foregoing provisions shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

5.7  Amendment or Repeal.  Any amendment or repeal of the foregoing provisions of this Section 5 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

5.8  Construction.  For purposes of this Section 5, references to “the Corporation” shall be deemed to include any subsidiary of the Corporation now or hereafter organized under the laws of the State of Delaware.

6.  Certificate Amendments. The Corporation reserves the right to amend or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the law of the State of Delaware and in accordance with this Fourth Amended and Restated Certificate of Incorporation, and all rights herein conferred upon stockholders, directors and officers are subject to this reserved power.

7.  Adoption, Amendment or Repeal of By-Laws.  The Board is authorized to adopt, amend or repeal the By-Laws of the Corporation.

WITNESS  the signature of this Certificate of Incorporation this 30th day of May, 2008.

/s/ James E. Condon
Name:	James E. Condon
Title:	Chief Financial Officer